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                                                                    EXHIBIT 4.11

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              MTS INTEGRATRAK INC.
                             A DELAWARE CORPORATION

                        MER TELEMANAGEMENT SOLUTIONS LTD.
                               AN ISRAELI COMPANY

                                       AND

                                ANCHORPOINT, INC.
                           A MASSACHUSETTS CORPORATION

                                DECEMBER 23, 2008

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I SALE OF ASSETS AND TERMS OF PAYMENT ...........................      1
   1.01   Assets Being Sold .............................................      1
   1.02   Retained Assets ...............................................      3
   1.03   Assumed Liabilities ...........................................      3
   1.04   Retained Liabilities ..........................................      4
   1.05   Purchase Price ................................................      5
   1.06   Allocation of the Purchase Price ..............................      5
   1.07   Closing Balance Sheet .........................................      6
   1.08   Working Capital Adjustment ....................................      7
   1.09   Escrow ........................................................      8
   1.10   Absolute Sale .................................................      9
   1.11   Other Contracts ...............................................     10
   1.12   Bulk Sales Laws ...............................................     10
ARTICLE II RELATED AGREEMENTS ...........................................     10
   2.01   Escrow Agreement ..............................................     10
   2.02   Assignment and Assumption of Liabilities ......................     10
   2.03   Bill of Sale ..................................................     10
   2.04   Assignment of Trademarks ......................................     10
   2.05   Assignment of Real Property Leases ............................     10
   2.06   Employment Agreements .........................................     11
   2.07   Assignment of Domain Name .....................................     11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER ....................     11
   3.01   Organization and Good Standing ................................     11
   3.02   Authorization, Compliance with Other Instruments and Law ......     11
   3.03   Financial Statements ..........................................     12
   3.04   Absences of Certain Changes or Events .........................     13
   3.05   Tax Matters ...................................................     14

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   3.06   Material Contracts and Commitments ............................     14
   3.07   Licenses, Permits and Authorizations ..........................     14
   3.08   Title to Purchased Assets .....................................     14
   3.09   Transferred Intellectual Property .............................     15
   3.10   Employee Benefit Plans ........................................     16
   3.11   Litigation and Other Claims ...................................     17
   3.12   Sufficiency of Purchased Assets ...............................     18
   3.13   Compliance with Laws ..........................................     18
   3.14   Insurance .....................................................     18
   3.15   Inventory; Accounts Receivable ................................     18
   3.16   Real Property Leases ..........................................     19
   3.17   Labor Matters .................................................     19
   3.18   Condition of Purchased Assets .................................     19
   3.19   Environmental Matters .........................................     20
   3.20   Absence of Certain Payments ...................................     21
   3.21   Investment Representation .....................................     21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER ......................     21
   4.01   Organization ..................................................     21
   4.02   Due Authorization .............................................     22
ARTICLE IVA  REPRESENTATIONS, WARRANTIES AND COVENANTS OF MTS ...........     22
   4A.1   Organization ..................................................     22
   4A.2   Due Authorization .............................................     22
   4A.3   Capitalization ................................................     23
   4A.4   Financial Statements ..........................................     23
   4A.5   Consideration Shares ..........................................     23
   4A.6   Public Documents ..............................................     23
   4A.7   Litigation and Other Claims ...................................     24
ARTICLE V COVENANTS PENDING CLOSING .....................................     24
   5.01   Conduct of Business of Seller Prior to the Closing ............     24

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   5.02   Access to Information .........................................     25
   5.03   Consents ......................................................     25
   5.04   Public Announcements ..........................................     25
   5.05   Confidentiality ...............................................     26
   5.06   Related Agreements ............................................     26
   5.07   No-Shop .......................................................     27
ARTICLE VI CLOSING CONDITIONS ...........................................     27
   6.01   Conditions to Each Party's Obligations to Effect the
          Transactions Contemplated Hereby ..............................     27
   6.02   Conditions to the Obligations of Seller to Effect the
          Transactions Contemplated Hereby ..............................     27
   6.03   Conditions to the Obligations of Buyer to Effect the
          Transactions Contemplated Hereby ..............................     28
ARTICLE VII THE CLOSING .................................................     29
   7.01   Time and Place of Closing .....................................     29
   7.02   Closing .......................................................     29
ARTICLE VIII SUCCESSOR EMPLOYER .........................................     29
   8.01   Employment with Buyer .........................................     29
   8.02   Third Parties .................................................     30
   8.03   Accrued Vacation, Personal and Sick Time ......................     30
   8.04   Accrued Unpaid Commissions ....................................     30
ARTICLE IX WORKERS' COMPENSATION AND PRODUCT LIABILITY RESPONSIBILITY ...     30
   9.01   Workers' Compensation .........................................     30
   9.02   Product Liability and Warranty Claims .........................     30
   9.03   Responsibility for Prior Claims ...............................     30
ARTICLE X POST-CLOSING COVENANTS ........................................     31
  10.01   Lock-up of Consideration Shares ...............................     31
  10.02   Piggy-back Registration Rights ................................     31
  10.03   Board Representation ..........................................     35
  10.04   Listing of MTS's Ordinary Shares ..............................     35

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  10.05   Further Assurances ............................................     35
  10.06   Commissions and Fees ..........................................     35
  10.07   Sales, Transfer and Use Taxes .................................     35
  10.08   Nondisclosure; Noncompetition .................................     36
  10.09   Indemnification ...............................................     37
  10.10   Defense of Claims .............................................     38
  10.11   Exclusive Remedy ..............................................     40
  10.12   Name ..........................................................     40
  10.13   2008 Financial Statements .....................................     40
  10.14   Expenses ......................................................     40
ARTICLE XI MISCELLANEOUS ................................................     40
  11.01   Binding Effect ................................................     40
  11.02   No Assignment .................................................     40
  11.03   Counterparts ..................................................     41
  11.04   Governing Law .................................................     41
  11.05   Arbitration ...................................................     41
  11.06   Survival ......................................................     41
  11.07   Notices .......................................................     41
  11.08   Amendment and Modification ....................................     43
  11.09   Waiver of Compliance ..........................................     43
  11.10   Interpretation ................................................     43
  11.11   Entire Agreement ..............................................     44
  11.12   Damages and Equitable Relief ..................................     44
  11.13   Severability of Covenants .....................................     44
ARTICLE XII TERMINATION AND ABANDONMENT .................................     44
  12.01   Termination ...................................................     44
  12.02   Procedure and Effect of Termination ...........................     45

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                             SCHEDULES

SCHEDULE                                 DESCRIPTION
----------                               -----------

1.01(a)      Furniture, Machinery and Equipment
1.01(b)      Inventories
1.01(c)(x)   Materials, Supplies and Services
1.01(c)(y)   Real Property Leases
1.01(c)(z)   Material Contracts
1.01(d)      Patents, Trademarks and Related Assets
1.01(f)      Governmental Licenses, Permits and Authorizations
1.01(g)      Accounts and Notes Receivable
1.01(h)      Other Current Assets
1.03(a)      Deferred Maintenance Contracts
1.03(b)      Other Uncompleted Contracts
1.03(c)      Accounts Payable
1.06         Allocation of the Purchase Price
3.01         Jurisdictions
3.05         Tax Matters
3.07         Licenses, Permits and Authorizations
3.08         Exceptions to Title to Purchased Assets
3.10         Employee Benefit Plans
3.14         Insurance
3.16         Real Property Leases Defaults
3.18         Labor Matters
3.19         Environmental Matters
4A.3         Capitalization of MTS
6.03(e)      Consents
8.01         Transferred Employees
8.03         Accrued Vacation, Personal and Sick Time of Transferred Employees
8.04         Accrued Unpaid Commissions

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                                    EXHIBITS

EXHIBIT                              DESCRIPTION
-------                              -----------

   A      Form of Escrow Agreement
   B      Form of Assignment and Assumption of Liabilities Agreement
   C      Form of Bill of Sale
   D      Form of Assignment of Trademarks
 E(i)     Form of Assignment of Real Property Leases (Powder Springs,
          Georgia)
 E(ii)    Form of Assignment of Real Property Leases (Framingham,
          Massachusetts)
 F(i)     Form of Employment Agreement with Transferred Employees (standard employees)
 F(ii)    Form of Employment Agreement with Roger Challen
F(iii)    Form of Employment Agreement with John Dretler
   G      Form of Domain Name Assignment Agreement
   H      Form of Opinion of MTS's Israeli Counsel
   I      Form of Opinion of Buyer's Counsel
   J      Form of Opinion of Seller's Counsel

                            ASSET PURCHASE AGREEMENT

          THIS AGREEMENT (the "Agreement") is made as of December 23, 2008 by and among MTS IntegraTRAK Inc., a company incorporated under the laws of the State of Delaware ("Buyer"), Mer Telemanagement Solutions Ltd., a company organized under the laws of the State of Israel, the parent company of Buyer ("MTS") and AnchorPoint, Inc., a company incorporated under the laws of the Commonwealth of Massachusetts ("Seller").

                             SUMMARY OF TRANSACTION

          WHEREAS, Seller is a leading provider of telecom expenses management solutions that enable enterprises to gain visibility and control of strategic assets that drive key business processes and crucial competitive advantage;

          WHEREAS, MTS is a worldwide provider of solutions for telecommunications expense management used by enterprises, and billing solutions, used by information and telecommunication service providers; and

          WHEREAS, Seller wishes to sell and MTS wishes to purchase certain of the Proprietary Rights of Seller and Buyer wishes to purchase the remainder of the business of Seller (the "Business") and substantially all of the assets related to the Business of Seller, subject to certain of the liabilities of Seller.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                       SALE OF ASSETS AND TERMS OF PAYMENT

          1.01 ASSETS BEING SOLD. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and MTS and Buyer agree to purchase, at the Closing (as defined in Section 7.01 hereof), certain of the assets of Seller related to the Business as they shall exist on the Closing Date (as defined in Section 7.01 hereof), except for the Retained Assets (as defined in Section 1.02 hereof), consisting of the following assets (the "Purchased Assets"):

          (a) FURNITURE, MACHINERY AND EQUIPMENT. All the furniture, machinery, equipment, computers, fixtures and leasehold improvements of Seller related to the Business which are listed on SCHEDULE 1.01(a) hereto, which shall be updated to include all similar assets of Seller acquired hereafter prior the Closing.

          (b) INVENTORIES. All inventories owned by Seller of any kind related to the Business, including, but not limited to, finished goods (whether manufactured or purchased), work-in-process, supplies and raw materials listed on SCHEDULE 1.01(b) hereto;

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          (c)       CONTRACTS AND COMMITMENTS. Subject to the provisions of
     Section 1.11 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, commitments and understandings of Seller related to the Business, including, without limitation, those with respect to (w) confidentiality of information relating to the Business of Seller supplied to potential purchasers of the Business of Seller, (x) the purchase of materials, supplies or services, including, without limitation, any warranties running with such materials, supplies or services, as listed on SCHEDULE 1.01(c)(x) hereto, (y) the leases for the Seller's premises at 5041 Dallas Highway, Building 3, Suite 300, Powder Springs, GA 30127 and at 46 Park Street, Framingham, MA 01702 (the "Real Property Leases") as specified on SCHEDULE 1.01(c)(y), and (z) the Material Contracts as defined in Section 3.06, which Material Contracts are listed on SCHEDULE 1.01(c)(z) hereto;

          (d)       PROPRIETARY RIGHTS.

                    (i) PATENTS, TRADEMARKS AND RELATED ASSETS. All United States and foreign patents, trademarks, service marks, domain names, Internet websites and their contents (including, without limitation, "HTTP://WWW.ANCHORPOINT.COM/"), software and goodwill appurtenant thereto, and applications and registrations therefor, copyrights, tradenames (including, without limitation, "AnchorPoint" and variations thereof), brand names and licenses ("Proprietary Rights") of Seller related to the Business, including those listed in Schedule 1.01(d) to the Purchase Agreement;

                    (ii) TECHNICAL KNOW-HOW. All proprietary and other technical information, technology, knowledge and expertise ("Technical Know-how") owned by Seller related to the Business (including research and development in progress), including inventions and discoveries, protocols, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets, plans, files, notebooks and other records and documents pertaining to research and development;

                    (iii) LICENSES. All right, title and interest related to the Business of Seller in, to and under any licenses of any Proprietary Rights or Technical Know-how owned by any third party; and

                    (iv) RELATED AGREEMENTS. All secrecy or other agreements related to the Business of Seller with others, including employees, relating to disclosure, assignment or patenting of any Proprietary Rights or Technical Know-how;

          (e) BOOKS AND RECORDS. All books and records and printed materials, including all sales and credit records, marketing, advertising and sales material, literature, catalogues and other publications, customer lists, supplier lists, financial records and personnel and payroll records of Seller related to the Business, but excluding the corporate books and records of the Seller and any books and records, or portions thereof, that relate to Retained Assets;

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          (f)       GOVERNMENTAL LICENSES, PERMITS AND AUTHORIZATIONS. To the
     extent assignable, all governmental licenses, permits and authorizations related to the Business, if any, a complete list of which is set forth on
     SCHEDULE 1.01(f) hereto;

          (g) ACCOUNTS AND NOTES RECEIVABLE. All of Seller's accounts receivable and notes receivable related to the Business as reflected on Seller's balance sheet as of September 30, 2008, as listed on SCHEDULE 1.01(g);

          (h) OTHER CURRENT ASSETS. To the extent assignable, all of Seller's cash and cash equivalents, prepaid expenses and other current assets related to the Business as reflected on Seller's balance sheet as of September 30, 2008, as listed on SCHEDULE 1.01(h);

          (i) INTANGIBLE ASSETS. The Business of Seller as a going concern and the goodwill thereof; and

          (j) OTHER ASSETS. All of Seller's right, title and interest in and to all other assets, properties, and rights of every kind and nature owned or held by Seller related to the Business or in which Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, other than the Retained Assets.

                    Of such Purchased Assets, MTS shall purchase all of the proprietary rights and related licenses, including the proprietary software listed on SCHEDULE 1.01(d), as described in paragraphs 1.01(d)(i) and (iii) and Buyer shall acquire the remainder of the Purchased Assets.

          1.02 RETAINED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include (i) any receivable or other rights arising from a settlement agreement between the Seller and A.G. Edwards & Sons entered into in May 2008 (including approximately $565,200 in cash received from such settlement); (ii) all rights of Seller under this Agreement or any of the Related Agreements; and (iii) all rights in and to the Consideration Shares and the Escrow Shares other than as set forth in this Agreement and the Related Agreements (the "Retained Assets").

          1.03 ASSUMED LIABILITIES. Buyer agrees to assume, perform and discharge those of Seller's liabilities related to the Business set forth below (the "Assumed Liabilities") and in any event shall not include the Retained Liabilities, as defined below:

          (a) DEFERRED MAINTENANCE CONTRACTS. All of Seller's obligations with respect to the deferred maintenance contracts being purchased hereunder listed on SCHEDULE 1.03(a) hereto (the "Deferred Maintenance Contracts"), but not including any obligations arising from any breach of any such Deferred Maintenance Contracts occurring prior to the Closing Date, and except as provided in Section 1.11 hereof;

          (b) OTHER UNCOMPLETED CONTRACTS. All of Seller's obligations with respect to the uncompleted contracts and commitments being purchased as Purchased Assets other than the Deferred Maintenance Contracts, as listed on SCHEDULE 1.03(b) hereto, including, but not limited to, the Material Contracts and Real Property Leases, but not including any obligations arising from any breach of any such contract or commitment occurring prior to the Closing Date, and except as provided in Section 1.11 hereof;

          (c) EMPLOYEE OBLIGATIONS. All of the obligations and liabilities relating to the Transferred Employees (as defined in Section 8.01), to the extent such obligations arise after the Closing Date; PROVIDED, HOWEVER, that Buyer has agreed to credit the Transferred Employees for accrued vacation, sick time and personal time pursuant to Section 8.03 hereof and to pay the Transferred Employees any accrued and unpaid commissions pursuant to Section 8.04 hereof; PROVIDED that at the Closing, Seller shall reimburse Buyer for such accrued vacation, sick time and personal time and commissions in accordance with and subject to Section 6.03(f); and

          (d) REAL PROPERTY LEASES. The liabilities, if any, of Seller under the Real Property Leases relating to the last quarter of the year ended December 31, 2008, but only to the extent properly accrued on the Closing Balance Sheet.

          (e) ACCOUNTS PAYABLE. The Seller's accounts payable related to the Business specified in SCHEDULE 1.03(c).

          Buyer shall not assume any liabilities or obligations of Seller except as specifically assumed by Buyer pursuant to the provisions of Sections 1.03, 8.03, 8.04, 9.01 and 9.02 and Seller agrees to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations in the manner provided in Section 10.09(a) hereof.

          1.04 RETAINED LIABILITIES. Notwithstanding the foregoing, the Assumed Liabilities shall not include (i) tax liabilities of Seller arising prior to the Closing Date; and (ii) any liabilities or obligations arising out of, resulting from, or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort or any other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of or related to a defect or alleged defect of, or otherwise related to, any product made or sold by Seller or any predecessor of Seller on or prior to the Closing Date (except such warranty claims in the ordinary course of business); and (iii) any liabilities or obligations arising out of, resulting from, or relating to claims of infringement or other misappropriation of intellectual property rights of third parties with respect to the manufacture, use and sale of products by Seller or any predecessor of Seller on or prior to the Closing Date; and (iv) any liabilities or obligations arising out of, resulting from or relating to any litigation, proceedings, actions, arbitrations, claims or investigations at law or in equity or by or before any governmental agency pending or threatened against Seller as of the Closing Date; and (v) Environmental Claims (as defined in Section 3.19); and
(vi) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, for any foreign, Federal, state or local income, franchise, gross receipts, property, sales, use or value added taxes or any interest, additions to tax or penalties thereon, accrued for or applicable to Seller on or prior to the Closing Date; and (vii) any liabilities or obligations of Seller owed or relating to related parties and stockholders of the Seller; and (viii) any liabilities or obligations with respect to bank loans and credit lines existing prior to the Closing Date, and (ix) except as otherwise provided in Section 1.03(c), any liabilities or obligations arising prior to the Closing Date with respect to the Transferred Employees (as defined in Section 8.01 hereinbelow), including, without limitation, all obligations for salary, benefits and other compensation which accrue prior to the Closing Date, and (x) any liabilities or obligations relating to any Employee Benefit Plan, as defined in Section 3.10 hereof, and (xi) any liabilities and obligations of Seller in connection with or under this Agreement; and (xii) any other liabilities not specifically assumed by Buyer pursuant to Section 1.03 hereof (collectively, the "Retained Liabilities").

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          1.05      PURCHASE PRICE.

          (a) PAYMENT. MTS and Buyer, in consideration for the purchase of the Purchased Assets being sold pursuant to this Agreement, agree to pay and deliver to Seller 2,174,615 ordinary shares, par value NIS 0.01 per share, of MTS ("Ordinary Shares"), representing after issuance 25% of MTS's issued and outstanding shares (the "Purchase Price"), that shall be paid at the Closing as follows (the "Consideration Shares"): (y) 1,848,423 Ordinary Shares representing 85% of the Consideration Shares (the "Closing Shares") shall be issued and delivered to Seller at Closing; and (z) 326,192 Ordinary Shares representing 15% of the Consideration Shares (the "Escrow Shares") shall be issued in the name of Seller at Closing and delivered to Carter Ledyard & Milburn LLP, as escrow agent (the "Escrow Agent"), to be held in trust for a period of fifteen (15) months following the Closing in accordance with the terms of Section 1.09 hereof and pursuant to the terms of the Escrow Agreement in the form of EXHIBIT A hereto (the "Escrow Agreement"). The Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement are herein called the "Escrow Fund." The percentages in this paragraph (a) assume 6,523,845 Ordinary Shares are issued and outstanding immediately prior to Closing (which excludes 219,490 ordinary shares issued in a private placement on September 29, 2008).

          (b) ASSUMPTION OF OBLIGATIONS. At the Closing, Buyer shall deliver to Seller an instrument in the form of EXHIBIT B hereto by which Buyer shall assume and agree to perform and discharge the Assumed Liabilities.

          1.06 ALLOCATION OF THE PURCHASE PRICE. Seller, MTS and Buyer agree to allocate the purchase price for the Purchased Assets in the manner set forth on SCHEDULE 1.06 hereto, which shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, which allocation the parties shall adhere to for the purposes of all Federal, state and local tax returns filed by them subsequent to the Closing, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets hereunder and the determination by Buyer of its tax basis with respect to the Purchased Assets.

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          1.07      CLOSING BALANCE SHEET.

          (a) As soon as possible after Closing, but in no event later than ninety (90) days after the Closing, the Buyer shall prepare and deliver to the Seller a consolidated balance sheet of the Purchased Assets and the Assumed Liabilities as of the Closing Date (the "Closing Balance Sheet") and a written statement (the "Closing Statement") derived therefrom which sets forth, as of the Closing Date, the value of the current assets less current liabilities, excluding from current liabilities (i) any deferred revenues; (ii) current liabilities due to related parties and shareholders of Seller, other than as provided in Section 1.03(d); and
     (iii) accounts receivable for which an invoice has been rendered with respect to the provision of professional services by Seller or under any agreement involving the license of the Seller's solutions, to the extent that any milestone(s) have not been completed under such arrangement or agreement (the "Closing Working Capital"). The Closing Balance Sheet, Closing Statement and value of the Closing Working Capital shall be determined in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), consistent with the Seller's past practices as used in preparing the Seller's audited financial statements as of December 31, 2006 and 2007 and for each of the two years ended December 31, 2007.

          (b) Promptly after the Closing Balance Sheet and the Closing Statement are delivered to the Seller pursuant to Section 1.07(a), the Seller shall examine the Closing Balance Sheet and the Closing Statement. The Buyer shall give the Seller timely and reasonable access to such of the working papers, documents, financial information and other information used in the preparation of the Closing Balance Sheet and the Closing Statement as the Seller reasonably requests in connection with such examination. The Seller shall complete its examination of the Closing Balance Sheet and the Closing Statement during the Examination Period. The "Examination Period" shall commence upon delivery to the Seller of the Closing Balance Sheet and the Closing Statement and end on the earliest of (i) fifteen (15) days after such delivery, (ii) the date the Seller delivers an Objection Notice, as defined in paragraph (c) below to the Buyer, or (iii) the date the Seller notifies the Buyer that the Seller accepts the Closing Balance Sheet and the Closing Statement and the Closing Working Capital set forth therein.

          (c) DISPUTES. During the Examination Period, the Seller may object to any item or valuation contained in the Closing Balance Sheet, Closing Statement or to the calculation of the Closing Working Capital by providing to the Buyer, acting for itself and for MTS, a written notice describing in reasonable detail the Seller's objections thereto (an "Objection Notice"). Seller shall send any Objection Notice concurrently to Buyer and Escrow Agent. The Seller's failure to deliver an Objection Notice to the Buyer within the Examination Period shall constitute the Seller's binding acceptance of the Closing Balance Sheet and the Closing Statement and all matters identified therein. If the Buyer and the Seller fail to resolve any objection described in an Objection Notice within ten (10) business days after the date the Objection Notice is delivered to the Seller, then, at the request of either party, the Buyer and the Seller shall meet in an attempt to resolve each unresolved objection described in the Objection Notice and reach a written agreement with respect to such objection (the "Settlement Agreement"). If the parties enter into a Settlement Agreement, the Closing Balance Sheet, the Closing Statement and the Closing Working Capital shall be deemed to be as agreed therein. If the parties are unable to resolve all objections described on the Objection Notice within twenty (20) business days after receipt by the Buyer of such Objection Notice, then the Buyer and Seller shall select an independent accounting firm (the "Independent Accountants") of recognized national standing (or, if the parties cannot agree upon a selection, they shall select such accounting firm by lot from among the four largest accounting firms in the United States); provided, that, such selected accounting firm shall not at the time of selection be performing services for either the Buyer or Seller or any affiliate of the Buyer or Seller. Such selected accounting firm shall resolve all unresolved objections as promptly as practicable. A decision by the independent accounting firm as to the resolution of such objections and the resulting calculation of the Closing Working Capital (the "Accountant's Determination") shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement. The Accountant's Determination shall be (i) in writing, (ii) made in accordance with U.S. GAAP, consistent with the Seller's past practices as used in preparing the Seller's audited financial statements as of December 31, 2006 and 2007 and for each of the two years ended December 31, 2007, and (iii) nonappealable and incontestable by the Buyer and Seller and each of their respective affiliates and successors and not subject to collateral attack for any reason. All fees and costs payable to the Independent Accountants shall be apportioned between the Buyer and Seller based upon the inverse proportion of the amount of the objections resolved by such accounting firm in favor of such party (i.e. so the prevailing party bears a lesser amount of such fees and costs), such apportionment to be determined by the Independent Accountants and stated in the Accountant's Determination.

          1.08      WORKING CAPITAL ADJUSTMENT.

          (a) If the Closing Working Capital as finally determined pursuant to Section 1.07 is less than $600,000, the Seller shall pay to the Buyer, acting for itself and for MTS, an amount equal to the difference between $600,000 and the Closing Working Capital (the "Working Capital Adjustment").

          (b)       Any payment due from the Seller to the Buyer under this
     Section 1.08 shall first be satisfied from the Escrow Fund, to the extent available, and the Seller shall pay to Buyer the value of any excess over such amount in Ordinary Shares of MTS or cash, as shall be determined by Buyer at its sole discretion.

          (c) Payments required to be made pursuant to this Section 1.08 shall be made as follows: (i) if the Seller shall not have delivered an Objection Notice to the Buyer in accordance with the provisions of Section 1.07(c), then within five (5) days after the end of the Examination Period, joint written instructions of Buyer, acting for itself and for MTS, and Seller ("Joint Instructions") shall be delivered to Escrow Agent, instructing Escrow Agent to release a particular number of Escrow Shares from the Escrow Fund; and (ii) if the Seller shall have delivered such an Objection Notice to the Buyer, then within five (5) days after the end of the Examination Period, Joint Instructions shall be delivered to Escrow Agent, instructing Escrow Agent to release undisputed amounts of Escrow Shares and Joint Instructions with respect to any disputed amounts of Escrow Shares shall be delivered to Escrow Agent within five (5) days after the resolution of the dispute, whether by the Settlement Agreement or upon the Accountant's Determination.

          1.09      ESCROW.

          (a) The Escrow Shares shall be distributed by the Escrow Agent as follows:

                    (x) unless Seller elects to pay such amount in cash, to Buyer, acting for itself and for MTS, upon Joint Instructions, up to an amount of Escrow Shares to satisfy payment for the Working Capital Adjustment, as provided in and in accordance with Section 1.08 of this Agreement (a "Working Capital Adjustment Claim"). If any Escrow Shares have been distributed by Escrow Agent to Buyer to satisfy a Working Capital Adjustment Claim, Seller shall promptly thereafter deliver to the Escrow Agent a number of Ordinary Shares of MTS in such amount so that the aggregate number of Escrow Shares after such delivery shall be equal to the value of 15% of the sum of the Purchase Price minus the Working Capital Adjustment. The value of the additional Ordinary Shares of MTS to be delivered by Seller to Escrow Agent pursuant to this Section 1.09(a)(x) shall be determined based on the Escrow Share Base Value, as defined in
     Section 1.09(e). The term "Escrow Shares" in this Agreement shall be deemed to include any such additional Ordinary Shares of MTS so delivered by Seller to the Escrow Agent.

                    (y) subject to subparagraph (d) below, from time to time, to Buyer, acting for itself and for MTS, as requested by Buyer (if agreed by Seller or resolved pursuant to Section 1.09(c) below) to satisfy a claim for indemnification under Section 10.09(a) of this Agreement (an "Indemnification Claim");

                    (z) fifteen (15) months after the Closing, to Seller, any balance of the Escrow Shares in the Escrow Fund minus (i) any Working Capital Adjustment Claim and Indemnification Claim not paid to Buyer when due; (ii) any disputed amounts under any outstanding Objection Notice (and upon resolution of the dispute, whether by Settlement Agreement or upon the Accountant's Determination pursuant to Section 1.07 hereof, the agreed or resolved amount shall be delivered to Buyer or Seller, as applicable, upon or as soon as practicable following Escrow Agent's receipt of Joint Instructions); (iii) any Indemnification Claim asserted by Buyer but not satisfied (and upon resolution of any such Indemnification Claim pursuant to Section 1.09(c), the agreed or resolved amount with respect of such Indemnification Claim shall be delivered to Buyer or Seller, as applicable); and (iv) when no unsettled or unresolved Objection Notice and Indemnification Claim remains, the remainder of any Escrow Shares shall be delivered to Seller).

          (b) Buyer, acting for itself and for MTS, shall send any Indemnification Claim concurrently to Escrow Agent and Seller.

          (c)       OBJECTIONS.

                    (i) Notwithstanding anything contained in Sections 1.09(a), Seller shall have thirty (30) days from the date an Indemnification Claim is given to Seller to object in writing to all or part of an Indemnification Claim (a "Notice of Claim Dispute"). Copies of each Notice of Claim Dispute shall be sent by Seller to the Escrow Agent and Buyer. If Buyer and Seller fail to resolve any objection contained in such Notice of Claim Dispute within ten (10) days after the date the Notice of Claim Dispute is delivered to Buyer, then, at the request of either party, Buyer and Seller shall meet in an attempt to resolve the objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (a "Claim Settlement Agreement").

                    (ii) If Buyer, acting for itself and for MTS, and Seller enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If Buyer and Seller are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to Buyer of such Notice of Claim Dispute, then either of Buyer or Seller may submit the objections contained in such Notice of Claim Dispute to arbitration as contemplated by Section 11.05 hereof.

          (d) Seller and Buyer shall provide instructions to the Escrow Agent to implement the provisions of this Section 1.09.

          (e) The value of the Escrow Shares in the Escrow Fund as of the Closing Date (the "Escrow Share Base Value") shall be determined based on the average of the closing prices of the Ordinary Shares of MTS on the NASDAQ Capital Market for the last ten (10) trading days ending on the trading day immediately prior to the Closing Date. The value of Escrow Shares being tendered for payment for a Working Capital Adjustment Claim shall be determined based on the Escrow Share Base Value. The value of Escrow Shares being tendered for payment for an Indemnification Claim (the "Escrow Share Adjusted Value") shall be determined based on the closing prices of the Ordinary Shares of MTS on the NASDAQ Capital Market for the last ten (10) trading days ending on the trading day immediately prior to the date of such payment; provided, however, that in no event shall the Escrow Share Adjusted Value be equal to less than 75% of the Escrow Share Base Value or more than 125% of the Escrow Share Base Value.

          1.10 ABSOLUTE SALE. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer and MTS shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Section 1.03 hereof and the title exceptions listed in SCHEDULE 3.08 hereto.

          1.11 OTHER CONTRACTS. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements or arrangements (for purposes of this Section 1.11 collectively called "contracts") if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of such contracts or would constitute a breach of such contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer and MTS to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts.

          1.12 BULK SALES LAWS. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales laws; PROVIDED, HOWEVER, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance, to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Section 10.09(a) hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

                                   ARTICLE II

                               RELATED AGREEMENTS

          Simultaneously with the Closing hereunder the following agreements (the "Related Agreements") shall be executed and delivered:

          2.01 ESCROW AGREEMENT. Escrow Agreement substantially in the form attached as EXHIBIT A;

          2.02 ASSIGNMENT AND ASSUMPTION OF LIABILITIES. Assignment and Assumption of Liabilities Agreement substantially in the form attached as EXHIBIT B;

          2.03 BILL OF SALE. Bill of Sale substantially in the form attached as EXHIBIT C;

          2.04 ASSIGNMENT OF TRADEMARKS. Trademarks Assignment Agreement substantially in the form attached as EXHIBIT D;

          2.05 ASSIGNMENT OF REAL PROPERTY LEASES. Assignment of Real Property Leases for the premises of the Seller located in Powder Springs, Georgia and Framingham, Massachusetts substantially in the forms attached as EXHIBIT E(i) and EXHIBIT E(ii), respectively;

          2.06 EMPLOYMENT AGREEMENTS. Employment Letter Agreements with the individuals listed on SCHEDULE 8.01 hereto substantially in the forms attached as EXHIBIT F(i) (for standard employees), EXHIBIT F(ii) (for Roger Challen) and EXHIBIT F(iii) (for John Dretler).

          2.07 ASSIGNMENT OF DOMAIN NAME. Domain Name Assignment Agreement substantially in the form attached as EXHIBIT G.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by the Seller to Buyer and MTS prior to the execution of this Agreement (the "Seller Disclosure Schedule") (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Seller Disclosure Schedule with respect to such matter), Seller represents and warrants to Buyer and MTS as of the date hereof and as of the Closing Date as set forth in this Article III. As used herein, any representation or warranty made to the "Seller's knowledge," "knowledge of the Seller" or "best knowledge of Seller" or similar phrases shall mean the actual knowledge of such facts, circumstances or information of Roger Challen.

          3.01 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business and in good standing to do business in all jurisdictions in which Seller owns, leases or operates property or otherwise conducts Seller's business, except where the failure to be so qualified or in good standing would not have a material adverse effect on Seller's ability to conduct business using the Purchased Assets. Each of such jurisdictions is set forth on SECTION 3.01 of the Seller Disclosure Schedule.

          3.02 AUTHORIZATION, COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Seller has full corporate power and authority to enter into this Agreement and the other agreements and documents to be executed and delivered by it at Closing as contemplated hereby, including, without limitation, the Related Agreements (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the shareholders and board of directors of Seller. This Agreement has been duly executed and delivered by Seller, and is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms and the Closing Documents and will, when executed and delivered by Seller at Closing, constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders, if required, and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by its respective Secretary or Assistant Secretary as of the Closing Date.

          3.03      FINANCIAL STATEMENTS.

          (a) Seller has previously furnished to Buyer true and correct copies of (i) the audited balance sheets of Seller as at December 31, 2006 and 2007; (ii) the audited income statements of Seller and statements of stockholders' equity and cash flow for the fiscal years ended December 31, 2006 and 2007; (iii) unaudited balance sheet as of June 30, 2008 and September 30, 2008 and the related statements of income, stockholders' equity and cash flow for the periods then ended (collectively, the "Financial Statements"). The balance sheets included in the Financial Statements (including the related notes thereto) are true, complete and correct and present fairly the financial position of Seller as of their respective dates, and the related income statements included in the Financial Statements are true, complete and correct and present fairly the results of operations of Seller for the periods then ended, and all have been prepared on a consistent basis, all in conformity with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis.

          (b) Seller has no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP related to the Business which are not fully reflected or reserved against in the Financial Statements except those which have been incurred in the ordinary course of business of Seller since the date of the Financial Statements (all of which will, unless satisfied on or prior to the Closing Date, constitute Retained Liabilities).

          3.04      ABSENCES OF CERTAIN CHANGES OR EVENTS.

          (a) Since the close of business on September 30, 2008, Seller's Business has been operated, and through the Closing Date will have been operated, in the ordinary course, except to the extent that Buyer and MTS have otherwise agreed (or may prior to the Closing Date otherwise agree) in writing or as is expressly contemplated by this Agreement. From the date hereof until the Closing Date, Seller shall continue to use its best efforts to preserve the goodwill of Seller's Business and its relationship with employees, customers and suppliers.

          (b) In furtherance of the foregoing, since September 30, 2008, Seller has not (a) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (b) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, other than in the ordinary course of business, (c) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (d) declared, made, paid or set apart any cash for any dividend or other distribution to its stockholders, or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, (e) forgiven or canceled any debts or claims other than in the ordinary course of business or waived any rights of material value not previously accrued for, (f) granted any increase in compensation in any form to any officer, salaried employee or any class of other employees, or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, other than increases in compensation of 5% (five percent) or less granted in the ordinary course of business consistent with prior practice, (g) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (h) granted any rights or licenses under or to any of its patents, trademarks, trade names, copyrights, domain names or other intellectual property rights, (i) suffered any loss of, or material adverse change in its relationship with, any supplier or customer or has knowledge that any such supplier or customer intends any action which would constitute or lead to such a loss or material adverse change, (j) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (k) suffered any strike or other labor trouble which has had a material adverse effect on its operations,
     (l) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (m) decreased the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furniture and fixtures owned or leased by it,
     (n) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (o) settled any dispute involving payment by the Seller in excess of $10,000, (p) made any loan or advance in excess of $10,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, or (q) entered into any material transaction other than in the ordinary course of business.

          3.05 TAX MATTERS. Other than as disclosed in SECTION 3.05 of the Seller Disclosure Schedule, there is no tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Purchased Assets, and if any such lien exists or arises, it will be promptly discharged by Seller. The Seller has withheld and paid any and all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          3.06 MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE 1.01(c)(z) hereto constitutes a full and complete list, as of the date hereof, of all contracts and commitments of Seller related to the Business involving aggregate rights or obligations of Seller in excess of $25,000 per contract or which have a remaining term, as of the date hereof, of over six months in length of obligation on the part of Seller ("Material Contracts"). Except as indicated on
SCHEDULE 1.01(c)(z), Seller is not in breach or violation of, or in default under any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under the Material Contracts; and, except as specifically indicated in SCHEDULE 1.01(c)(z), the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. All of the contracts listed on SCHEDULE 1.01(c)(z) are in full force and effect and have not been modified or amended, except as set forth on SCHEDULE 1.01(c)(z).

          3.07 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has obtained, and will as of the Closing Date continue to have, all material approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made on the Closing Date all filings with, any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller's Business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included in SECTION 3.07 of the Seller Disclosure Schedule.

          3.08 TITLE TO PURCHASED ASSETS. Seller has good title to the Purchased Assets and shall at the Closing deliver to Buyer good title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, easements, claims or similar adverse interests of any kind or character except (i) any Assumed Liabilities expressly assumed by Buyer pursuant to Section 1.03 hereof, and (ii) the title exceptions listed in SECTION 3.08 of the Seller Disclosure Schedule. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms.

          3.09      TRANSFERRED INTELLECTUAL PROPERTY. Except as set forth in
SCHEDULE 1.01(d), to the knowledge of Seller and only insofar as they relate to the Business:

          (a) Seller owns or has the right to use pursuant to license, sublicense, public domain, agreement, or permission the following intellectual property (the "Transferred Intellectual Property"): (i) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications registrations, and renewals in connection therewith, (ii) all trade secrets and confidential business information (including protocols, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iii) all proprietary software, (iv) all other proprietary rights, and (v) all copies and tangible embodiments thereof (in whatever form or medium).

          (b) Seller has not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of Seller's officers have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller must license or refrain from using any intellectual property rights of any third party. To the knowledge of Seller, no third party has interfered with, infringed upon, or misappropriated in any material respect any intellectual property rights of Seller.

          (c) SCHEDULE 1.01(d) identifies each patent or registration which has been issued to Seller with respect to any of the Transferred Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of the Transferred Intellectual Property, and identifies each material license, agreement, or other permission which Seller has granted to any third party with respect to any of the Transferred Intellectual Property outside the ordinary course of business. SCHEDULE 1.01(d) also identifies each registered trade name or registered trademark used by Seller with respect to the Transferred Intellectual Property and identifies each pending trademark application filed with respect to the Transferred Intellectual Property. Except as set forth on SCHEDULE 1.01(d) to Seller's knowledge with respect to each such item of Transferred Intellectual Property required to be identified in SCHEDULE 1.01(d):

                    (i) Seller possesses all rights, title, and interest in and to the item, free and clear of any security interest, license or other restriction;

                    (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

                    (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

          (d) SCHEDULE 1.01(d) identifies each item of Transferred Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered or made available at its offices to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on SCHEDULE 1.01(d), to Seller's knowledge with respect to each such item of Transferred Intellectual
     Property:

                    (i) the license, sublicense, agreement, or permission covering the item is, to Seller's knowledge, legal, valid, binding, enforceable, and in full force and effect;

                    (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms and to the same extent following the consummation of the transactions contemplated hereby;

                    (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

                    (v) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (e) Seller is not aware that any of the Transferred Employees (as defined in Section 8.01 hereinbelow) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Business.

          3.10      EMPLOYEE BENEFIT PLANS.

          (a) SECTION 3.10 of the Seller Disclosure Schedule contains a description of all employee benefit plans, policies, practices and arrangements (including, without limitation, those within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Seller which have been applicable at any time to any of the Seller's employees (each an "Employee Plan" and collectively, the "Employee Plans"), including, without limitation, retirement, disability, sick leave, medical, dental and other health insurance, life insurance, cafeteria plan, separation, stock options, deferred compensation and vacation. All of the Employee Plans are and have at all times been in material compliance with and have been administered in material accordance with all applicable laws. No Employee Plan is a pension plan, subject to Part 3 of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code, or a "multi-employer plan," as defined in Section 3(37) of ERISA.

          (b) There is no pending or, to Seller's knowledge, threatened legal action, arbitration or other proceeding or investigation against Seller or any Employee Plan with respect to any Employee Plan, other than routine claims for benefits, which could result in liability to any such Employee Plan, Seller or Buyer, and there is no reasonable basis for any such legal action or proceeding.

          (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in payment (either of severance pay or otherwise) becoming due from any of the Employee Plans, Seller or Buyer to any current or former employee or self-employed individual, and will not result in the payment, vesting, acceleration or increase of any benefit payable under any Employee Plan to any current or former employee or self-employed individual, except as may otherwise be required by law to preserve the tax-qualified status of any Employee Plan that is subject to Section 401(a) of the Code.

          (d) To Seller's knowledge, there does not exist any liability, obligation or claim (other than a routine claim for benefits) resulting from, relating to or arising out of any Employee Plan, or any liability, obligation or claim (other than a routine claim for benefits) resulting from, relating to or arising out of any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by an employer which, with Seller, is considered to be, or to be part of, a single employer under Section 414(b),
     (c), (m) or (o) of the Code, including, but not limited to, any liability, obligation or claim (other than a routine claim for benefits) in connection with a "multiemployer plan" as defined in Section 3(37) of ERISA. There does not exist any liability, obligation or claim resulting from, relating to or arising out of any Employee Plan that is a "Group Health Plan," as defined in Section 4980B(g) of the Code, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

          (e) All obligations relating to the Employee Plans (including, without limitation, payroll taxes and deductions and contributions) have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees owing or eligible under any of the Employee Plans.

          (f) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA with respect to the Purchased Assets, and no condition exists which could reasonably be expected to result in any such liability.

          3.11 LITIGATION AND OTHER CLAIMS. There are no actions, suits, arbitration proceedings, claims or other proceedings arising out of or related to the Business of the Seller pending or, to the knowledge of Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller.

          3.12 SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets are sufficient to operate Seller's Business as currently operated. Seller is not a party to any contract which is necessary in any material respect to Seller's Business as currently conducted other than contracts which will be assigned to Buyer at the Closing hereunder.

          3.13      COMPLIANCE WITH LAWS.

          (a) Neither the Purchased Assets nor the operations of Seller's Business, as conducted at the date hereof and as will be conducted through the Closing Date, violate, in any material respect, any foreign, Federal, state or local law, ordinance, rule or regulation.

          (b) Seller's solution are not subject to the regulatory requirements and the authority of the Federal Communications Commission.

          3.14 INSURANCE. Seller maintains, and through the Closing Date will maintain, adequate insurance including self-insurance insuring the Purchased Assets and the operations of Seller's Business. All policies of insurance of any kind maintained, owned or held by Seller which cover the Purchased Assets or Seller's Business are set forth in SECTION 3.14 of the Seller Disclosure Schedule and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which Seller is a party which cover the Purchased Assets or Seller's Business are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller or the Purchased Assets may be bound.

          3.15 INVENTORY; ACCOUNTS RECEIVABLE. The inventories of the Seller are, as of the most recent date of the Financial Statements, and as of the Closing Date will be (a) merchantable to customers in the normal course of its business, and (b) not obsolete, deteriorated, unusable or in excess of customary levels. Except to the extent reserved for in accordance with U.S. GAAP, all the accounts receivable reflected on the balance sheets of Seller included in the Financial Statements, and all accounts receivable of Seller arising since the date of such balance sheets, constitute as of the date hereof and shall constitute as of the Closing, valid and enforceable claims arising from bona fide transactions in the ordinary course of Seller's business, and the materials or services involved have been provided to the account obligor, and no further materials or services (other than customary post-sales support) are required to be provided in order to complete the sales and to entitle Seller, or its assignee, to collect such accounts receivable in full, and there are no known or asserted claims, refusals to pay or other rights to set-off against thereof. None of such accounts receivable have been assigned or pledged to any other person, firm or corporation, and no defense or setoff to any such accounts receivable has been asserted by any obligor, except as reserved.

          3.16 REAL PROPERTY LEASES. Each of the Real Property Leases is valid and binding upon the lessor and is in full force and effect. Except as set forth in SECTION 3.16 of the Seller Disclosure Schedule, there are no existing defaults by Seller under the Real Property Leases and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by Seller. Seller has delivered to Buyer a true and complete copy of the Real Property Leases.

          3.17 LABOR MATTERS. SECTION 3.17 of the Seller Disclosure Schedule lists the current salaries and bonuses of each director, officer and employee, and other remuneration with respect to any consultant or agent of the Seller currently paid at a rate in excess of $25,000 per year, and indicates which of such persons are stockholders or related parties of Seller. Except as disclosed in SECTION 3.17 of the Seller Disclosure Schedule, no officer or other key employee of the Seller has indicated to the Seller or, to the knowledge of the Seller, has an intention to terminate his or her employment with the Seller. Except as set forth in SECTION 3.17 of the Seller Disclosure Schedule: (a) Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice complaint against Seller pending or, to the best of Seller's knowledge, threatened with respect to Seller's employees before the National Labor Relations Board or any other applicable tribunal; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against or affecting Seller; (d) Seller has received no notice that any representation or petition respecting the employees of Seller has been filed with the National Labor Relations Board or any other applicable tribunal; (e) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreements with respect to Seller's employees is pending against Seller; and (f) Seller has not experienced any strike or work stoppage or other industrial dispute involving Seller's employees in the past five years.

          3.18 CONDITION OF PURCHASED ASSETS. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for their current uses, are in conformity with all material applicable laws, ordinances, rules and regulations and are in good merchantable condition, normal wear and tear excepted.

          3.19      ENVIRONMENTAL MATTERS.

          (a) To Seller's knowledge, except as set forth in SECTION 3.19 of the Seller Disclosure Schedule: (i) Seller is in compliance in all material respects with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or other waste upon property owned or leased by it; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which Seller has an ownership interest or any leasehold interest; (iv) Seller has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) Seller has not received notice, and has no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and (viii) SECTION 3.19 of the Seller Disclosure
     Schedule identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller; (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 ET SEQ.).

          (b) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person other than the parties which asserts that an Environmental Condition constitutes a violation of or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof. "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

          3.20 ABSENCE OF CERTAIN PAYMENTS. The Seller nor any officers, directors, employees, agents, representatives, or independent contractors of the Seller has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any foreign, Federal, state, county, municipal or other governmental or regulatory body or authority or any self regulatory body or authority, or made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Seller.

          3.21 INVESTMENT REPRESENTATION. Seller represents and warrants that it is acquiring the Consideration Shares for its own account only, for investment purposes and not with a view to distribution and acknowledges that the Consideration Shares are and will be "restricted securities" within the meaning of the Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), that the disposition of such securities is subject to compliance with the registration provisions of the Securities Act, and that certificates for the securities issued hereunder will bear a legend to that effect. MTS and Buyer have provided Seller with such information regarding the business, operations and financial condition of MTS, and has granted Seller the opportunity to ask such questions of and receive satisfactory answers from representatives of MTS, its officers, directors, employees and agents, as Seller deems relevant in making an informed decision with respect to its acquisitions of the Consideration Shares.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Seller as follows:

          4.01 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted. Buyer is duly qualified to do business in all other jurisdictions in which Buyer owns, leases or operates property or otherwise conducts Buyer's business if the failure to be qualified would have a material adverse effect on Buyer's ability to conduct business using the Purchased Assets.

          4.02 DUE AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the Related Agreements will not conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws (or similar corporate organizational documents) of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable to file. Seller shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations.

                                   ARTICLE IVA

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF MTS

          MTS hereby represents and warrants to, and covenants with, Seller:

          4A.1      ORGANIZATION. MTS is a corporation duly organized and
validly existing under the laws of the State of Israel, and has the corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted.

          4A.2      DUE AUTHORIZATION. MTS has full corporate power and
authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of MTS. This Agreement has been duly executed and delivered by MTS, and is a valid and binding obligation of MTS enforceable against MTS in accordance with its terms. The execution, delivery and performance of this Agreement and the any Related Agreements will not conflict with or result in a violation of any provision of the Memorandum of Association and Articles of Association (or similar corporate organizational documents) of MTS, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained by MTS from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable to file. Seller shall cooperate with Buyer and MTS with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations.

          4A.3      CAPITALIZATION. The authorized share capital of MTS consists of 12,000,000 Ordinary Shares, of which 6,743,335 Ordinary Shares are issued and outstanding immediately prior to Closing (not including the Consideration Shares). All of the issued and outstanding shares of MTS's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the transactions contemplated by this Agreement or as set forth in the Disclosure Documents, as defined below, or on SCHEDULE 4A.3 there are no options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments of any character whatsoever obligating MTS to issue or sell any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any shares of its capital stock or other securities of any kind of MTS. To the best knowledge of MTS, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of MTS.

          4A.4      FINANCIAL STATEMENTS. MTS has previously delivered to the
Seller true and complete copies of (a) the audited consolidated balance sheets of MTS as of December 31, 2006 and 2007, and the related audited consolidated income statements, movement in shareholders' equity and cash flows for the three years ended December 31, 2007 ("MTS's Financials"), provided that MTS may have satisfied such delivery of MTS's Financials by filing them with the SEC via its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. MTS's Financials have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods specified, and present fairly and in accordance with generally accepted accounting principles the financial position of MTS as of the respective dates specified and the results of operations and changes in financial position of MTS for the respective periods specified.

          4A.5      CONSIDERATION SHARES. The Consideration Shares will, upon
issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights. Upon delivery of payment for the Consideration Shares as herein provided, the Seller will acquire good and valid title to the Closing Shares, free and clear of any lien or other encumbrance. Upon the release and delivery to Seller of any remaining Escrow Shares from escrow (if any) in accordance with the provisions of Section 1.09 hereof and the Escrow Agreement, the Seller will acquire good and valid title to any such Escrow Shares, free and clear of any lien or other encumbrance.

          4A.6      PUBLIC DOCUMENTS. MTS has heretofore furnished the Seller
with true, correct and complete copies of MTS's Annual Report on Form 20-F for the year ended December 31, 2007 (the "2007 Annual Report") filed with the Securities and Exchange Commission (the "SEC"), and all Reports on Form 6-K submitted to the SEC since December 31, 2007 (collectively the "Disclosure Documents"); provided that MTS may have satisfied such delivery of the Disclosure Documents by filing them with the SEC via EDGAR. The Disclosure Documents have been prepared and filed in accordance with the rules and regulations of the SEC and constitute all forms, reports, schedules, statements and other documents required to be filed by MTS with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 2007 Annual Report fairly summarize the business, operations, properties and management of MTS and its subsidiaries as of the dates of filing. The Disclosure Documents, as of respective dates on which such documents were filed, and the representations made by MTS therein do not and did not contain any misstatements of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Except as described in the Disclosure Documents, since December 31, 2007, there has been no material adverse change in the financial condition, results of operations or business of MTS.

          4A.7      LITIGATION AND OTHER CLAIMS. Except as described in the
Disclosure Document, there are no actions, suits, arbitration proceedings, claims or other proceedings arising out of or related to the business of MTS.

                                    ARTICLE V

                            COVENANTS PENDING CLOSING

          5.01 CONDUCT OF BUSINESS OF SELLER PRIOR TO THE CLOSING. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will conduct Seller's Business and operations in, and only in, the ordinary course of business and substantially in the manner heretofore conducted. Without limiting the generality of the foregoing, and except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of Buyer and MTS, Seller will not:

          (a) except for Retained Liabilities, create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases; or incur any material liabilities or obligations other than in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any person; PROVIDED, that Seller may endorse negotiable instruments for collection in the ordinary course of business;

          (b) except as a result of a normal individual review cycle, or individual plan cycle, increase the rate or terms of compensation payable or to become payable by Seller to Seller's employees; or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the employees of Seller; or enter into any new employment agreement or modify the terms of any existing employment agreement;

          (c) except in the ordinary course of business with product purchasers, enter into any material contract or arrangement providing for, in the aggregate, payment or receipt of more than $25,000 or which is greater than six months in duration without Buyer's consent which shall not be unreasonably withheld or delayed;

          (d) in any material way, violate, breach or allow to lapse any Material Contract or enter into any other agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing), except in the ordinary course of business consistent with past practice;

          (e) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business consistent with past practice; or

          (f) agree or make any commitment to take any actions prohibited by this Section 5.01.

          5.02 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours (a) give Buyer, acting for itself and for MTS, and its authorized representatives and advisors access to all books, records, offices and other facilities and properties of Seller, (b) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (c) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to Seller as Buyer may from time to time reasonably request; in addition, Seller will cause its accountants to make their personnel, their work papers and such other requested documentation relating to their work papers and to their audits of the books and records of Seller available to Buyer and its advisors and representatives.

          5.03 CONSENTS. The parties hereto will use their best efforts to promptly obtain any required consents (including any required consents to the assignment of contracts) of all persons and governmental authorities necessary for the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements.

          5.04 PUBLIC ANNOUNCEMENTS. From the date hereof through the Closing, no party hereto shall make any press release or public announcement or any disclosure to any third person (other than to employees of Seller, employees of Buyer, attorneys, accountants and other advisors of the parties hereto in connection with the transactions contemplated hereby) concerning the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the parties will make such announcements, if any, as are required by applicable law or stock exchange rules or rules of the association that maintains the listing of the securities of a party hereto or its affiliates and will mutually agree to the content thereof. In conjunction with the Closing, Buyer, acting for itself and for MTS, and Seller shall consult with each other concerning the form of any post-closing press release or any other public announcement concerning the transactions contemplated by this Agreement, and the parties shall use their best efforts to cause a mutually agreeable form of such release or announcement to be issued.

          5.05      CONFIDENTIALITY.

          (a) All information furnished by Buyer and MTS (or their agents and representatives) to Seller (or its agents and representatives) or furnished by Seller (or its agents or representatives) to Buyer and MTS (or their agents and representatives) pursuant hereto shall be treated as the sole property of the party furnishing the information until the Closing Date, and if the Closing shall not occur, the party receiving the information shall return to the party which furnished such information all copies of any documents or other materials containing, reflecting or referring to such information, shall keep confidential all of such information regarded as confidential by the party supplying such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (w) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information, (x) was then generally known to the public, (y) became known to the public through no fault of the party receiving the information; or
     (z) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality to the party furnishing the information; or (ii) disclosures in accordance with an order of a court of competent jurisdiction or as required by any law, rule or regulation applicable to the party making the disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange or association that maintains the listing of a party's securities.

          (b) Each party hereto agrees, whether or not the Closing shall occur, to maintain, and to cause their agents and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements. The provisions of this Section 5.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any litigation or arbitration which may be brought by any party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents and representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any law, rule or regulation applicable to the party seeking to make such disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange or association that maintains the listing of a party's securities.

          Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, compelled to disclose any terms or conditions of the above-referenced documents to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder.

          5.06 RELATED AGREEMENTS. The parties hereto agree that at Closing they will execute and deliver (or cause their affiliates to execute and deliver) the Related Agreements to which they or their affiliates are to be a party.

          5.07 NO-SHOP. The Seller hereby agrees that it shall not pursue or become involved in any negotiations or discussions or enter into any agreement regarding the sale of the Business, assets or stock of Seller to any third person or entity.

                                   ARTICLE VI

                               CLOSING CONDITIONS

          6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) NO ORDER, DECREE OR INJUNCTION. None of the parties hereto shall be subject to any order, decree or injunction of a court of competent jurisdiction or governmental agency and no statute, rule or regulation shall be in effect or be enacted or issued which (i) prevents or delays any of the transactions contemplated by this Agreement, or (ii) would impose any limitation on the ability of Buyer or MTS effectively to exercise full rights of ownership of the Purchased Assets.

          (b) RELATED AGREEMENTS. All Related Agreements shall have been executed and delivered by the parties thereto.

          6.02 CONDITIONS TO THE OBLIGATIONS OF SELLER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

          (a) COVENANTS PERFORMED; REPRESENTATIONS AND WARRANTIES TRUE. Each of Buyer and MTS shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Buyer and MTS set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Seller shall have received a certificate to that effect signed on behalf of Buyer by an authorized officer of Buyer as to itself and on behalf of MTS by an authorized officer of MTS as to itself.

          (b) CORPORATE APPROVAL. At the Closing, Seller shall have received from Buyer and MTS certified board resolutions of Buyer and MTS approving this agreement and any and all transactions contemplated by it (including, without limitation the issuance of the Consideration Shares by MTS) and the Related Agreements.

          (c) PURCHASE PRICE. At the Closing, Buyer, acting for itself and for MTS, shall have delivered certificates registered in the name of the Seller representing (y) the Closing Shares to the Seller; and (z) the Escrow Shares to the Escrow Agent, to be held in accordance with the terms of Section 1.09 hereof and the Escrow Agreement.

          (d) OPINION LETTERS. At the Closing, Seller shall have received an opinion from each of Israeli counsel for MTS and counsel for the Buyer, dated as of the Closing Date and satisfactory in form and substance to Buyer and its counsel, substantially in the forms of EXHIBIT H and EXHIBIT I.

          6.03 CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of Buyer, acting for itself and for MTS, to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

          (a) COVENANTS PERFORMED; REPRESENTATIONS AND WARRANTIES TRUE. Seller shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Buyer shall have received a certificate to that effect signed by an authorized officer of Seller.

          (b) NO MATERIAL ADVERSE CHANGE. There shall not have been, since September 30, 2008, any material adverse change in the business, results of operations, financial condition or prospects of Seller, and Buyer shall have received a certificate to that effect signed by authorized officers of Seller.

          (c) CORPORATE APPROVAL. At the Closing, Buyer shall have received from Seller certified board and stockholder resolutions of Seller approving this agreement and any and all transactions contemplated by it and the Related Agreements.

          (d) OPINION LETTER. At the Closing, Buyer shall have received an opinion from counsel for the Seller, dated as of the Closing Date and satisfactory in form and substance to Buyer and its counsel, substantially in the form of EXHIBIT J.

          (e) CONSENTS OBTAINED. Prior to Closing, all licenses, permits and other governmental approvals and authorizations and all consents of third parties required to effect the transactions contemplated by this Agreement, and for the Business of Seller to be operated by Buyer after the Closing in the manner and to the extent of Seller's current operations (including, without limitation, all consents required for the assignment of the Real Property Leases and Material Contracts), as listed on SCHEDULE 6.03(e), shall have been obtained and delivered to Buyer.

          (f) PAYMENT FOR EMPLOYEE OBLIGATIONS. At the Closing, Seller shall have paid and delivered to Buyer cash in such amount to reimburse Buyer for its undertaking under Section 1.03(c) hereof to credit the Transferred Employees for accrued vacation, sick time and personal time pursuant to Section 8.03 hereof, as listed on SCHEDULE 8.03, and to pay the Transferred Employees any accrued and unpaid commissions pursuant to
     Section 8.04 hereof, as listed on SCHEDULE 8.04 (such amounts shall be referred to together as the "Payment for Employee Obligations"); PROVIDED, HOWEVER, that to the extent that the Closing Working Capital is greater than $600,000, such excess amount shall be credited against the Payment for Employee Obligations owed by Seller to Buyer under this Section 6.03(f).

                                   ARTICLE VII

                                   THE CLOSING

          7.01 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place on December [29], 2008 at the offices of Buyer's counsel, Carter Ledyard & Milburn LLP, Two Wall Street, New York, New York 10005, or at such other time and place as the parties hereto may agree in writing. The effective time of the Closing is herein referred to as the "Closing Date."

          7.02 CLOSING. At the Closing, the Buyer shall deliver to Seller an instrument in the form of EXHIBIT B hereto by which Buyer shall assume and agree to perform and discharge the Assumed Liabilities with effect from the Closing Date in a form satisfactory to Seller. Seller will deliver to Buyer, acting for itself and for MTS, such warranty deeds, bills of sale, instruments of assignment, including an instrument in the form of EXHIBIT C and other good and sufficient instruments of transfer and the other instruments and documents contemplated hereby, executed by Seller or its affiliates and in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer and MTS all right, title and interest of Seller and their affiliates in and to the Purchased Assets, and Buyer shall pay to Seller the Purchase Price, and deliver to Seller the other instruments and documents required of it at the Closing.

          Seller shall deliver to Buyer and MTS at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer and MTS at the Closing.

                                  ARTICLE VIII

                               SUCCESSOR EMPLOYER

          8.01 EMPLOYMENT WITH BUYER. Buyer shall offer employment to certain employees of Seller and Buyer shall enter into employment agreements substantially in the form of EXHIBIT F hereto immediately after the Closing with those employees of Seller who are listed on SCHEDULE 8.01 and are employed by Seller with respect to the Business immediately prior to Closing. Such offer of employment shall be on terms and conditions that are reasonably comparable to the terms and conditions in effect for such employees immediately prior to the Closing Date as set forth on SCHEDULE 8.01. (Those employees of Seller who accept employment with Buyer are hereinafter referred to as the "Transferred Employees.") Notwithstanding the foregoing, nothing herein shall be deemed to require Buyer to continue to employ any such Transferred Employee for any specific period of time after the Closing Date. Buyer shall not be responsible for compensation, bonuses, sales commissions, severance and any other payment or benefits due to any Transferred Employee with respect to periods prior to the Closing. Buyer shall be responsible for the payment of severance, if any, to any employee of Seller whose employment is terminated after Closing for any reason with respect to periods after the Closing.

          8.02      THIRD PARTIES. The covenants of Buyer and Seller in this
Article VIII are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

          8.03 ACCRUED VACATION, PERSONAL AND SICK TIME. Buyer will permit the Transferred Employees to take any outstanding vacation time, personal time and sick time accrued and unused by any of the Transferred Employees with respect to periods prior to the Closing Date during the calendar year 2008 as listed on SCHEDULE 8.03.

          8.04 ACCRUED UNPAID COMMISSIONS. Buyer will pay the Transferred Employees any accrued and unpaid commissions with respect to periods prior to the Closing Date as listed on SCHEDULE 8.04.

                                   ARTICLE IX

                            WORKERS' COMPENSATION AND
                        PRODUCT LIABILITY RESPONSIBILITY

          9.01 WORKERS' COMPENSATION. Seller will retain responsibility for all workers' compensation claims of employees of Seller other than Transferred Employees and will retain responsibility for workers' compensation claims by Transferred Employees pending as of the Closing Date or arising as a result of events occurring or conditions caused solely on or prior to the Closing Date. For workers' compensation claims by Transferred Employees filed after the Closing Date and arising solely as a result of events occurring or conditions caused solely after the Closing Date, Buyer will be responsible. The responsibility for workers' compensation claims by Transferred Employees relating to events occurring or conditions caused both during the period before and the period after the Closing Date shall be shared equitably by Buyer and Seller.

          9.02 PRODUCT LIABILITY AND WARRANTY CLAIMS. At the Closing, Buyer shall assume and agree to perform and discharge all product liability and warranty claims (including claims for injury to person or property) and litigation relating to the business conducted by Buyer and arising from products sold after the Closing Date; Seller shall retain responsibility for such claims and litigation relating to products sold by Seller or any predecessor of Seller's Business on or prior to the Closing Date (except such warranty claims in the ordinary course of business), unless arising from Buyer's improper actions after the Closing Date.

          9.03 RESPONSIBILITY FOR PRIOR CLAIMS. It is understood and agreed that Buyer does not assume any liability for, and shall not otherwise be responsible for, any product liability or warranty claims (including warranty claims for injury to person or property) of Seller and arising from products sold or occurrences on or prior to the Closing Date (except such warranty claims in the ordinary course of business), and Seller agrees to indemnify and hold harmless Buyer with respect to any such claims as provided in Section 10.09.

                                   ARTICLE X

                             POST-CLOSING COVENANTS

          10.01 LOCK-UP OF CONSIDERATION SHARES. During the period commencing on and including the Closing date and ending twelve (12) months following the Closing Date (the "Lock-up Period"), Seller will not, without the prior written consent of Buyer and MTS (which consent may be withheld in their sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of any Consideration Shares. Notwithstanding the foregoing, Seller may not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of any Escrow Shares unless and until released from escrow in accordance with Section 1.09 and the Escrow Agreement. MTS will direct its transfer agent to place stop transfer restrictions upon the Consideration Shares for the duration of the Lock-up Period. Notwithstanding the foregoing, nothing herein shall restrict the Seller from distributing the Consideration Shares to its shareholders during the Lock-up Period, provided, however, such shareholder agrees to be bound by the terms of this Section 10.01 and that the distribution is made subject to an exemption under the Securities Act exempting the registration of the distributed Consideration Shares.

          10.02     PIGGY-BACK REGISTRATION RIGHTS.

          (a) PIGGY-BACK REGISTRATION RIGHTS If at any time following the Lock-up Period, (i) MTS proposes to register Ordinary Shares under the Securities Act for any reason (a "Proposed Registration") other than a registration statement on Form S-8 or Form S-4 or any successor or other forms promulgated for similar purposes and (ii) a registration statement covering the sale of all of the Consideration Shares is not then effective and available for sales thereof by the Seller, MTS shall, at such time, promptly give the Seller written notice of such Proposed Registration. The Seller shall have ten (10) business days from its receipt of such notice to deliver to MTS a written request specifying the amount of Consideration Shares that the Seller intends to sell and its intended method of distribution. Upon receipt of such request, MTS shall use its best efforts to cause all Consideration Shares which MTS has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of Seller; PROVIDED, HOWEVER, that MTS shall have the right to postpone or withdraw any registration effected pursuant to this Section 10.02 without obligation to the Seller. If, in connection with any underwritten public offering for the account of MTS or for shareholders of MTS that have contractual rights to require MTS to register Ordinary Shares, the managing underwriter(s) thereof shall impose a limitation on the number of Ordinary Shares which may be included in a registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then the number of Consideration Shares to be included in such registration statement may be limited to the extent so recommended by such underwriter(s); provided, however, that such limitation shall be proportionate (based on the number of shares to be included) to the limitation applied to any other holders of Ordinary Shares of MTS with registration rights who request the inclusion of shares in the registration statement.

          (b) EFFECTIVENESS PERIOD. MTS will maintain the registration statement pursuant to this Section 10.02 (the "Registration Statement") effective under the Securities Act until the earlier of (i) the date that all of the Consideration Shares have been sold pursuant to the Registration Statement, (ii) the date the Seller receives an opinion from counsel to MTS that the Consideration Shares may be sold under the provisions of Rule 144 under the Securities Act without limitation as to volume, (iii) the date that all Consideration Shares have been otherwise transferred to persons who may trade such Consideration Shares without restriction under the Securities Act, and MTS has delivered a new certificate or other evidence of ownership for such Consideration Shares not bearing a restrictive legend; or (iv) 12 (twelve) months following the Lock-up Period. Notwithstanding the foregoing, if MTS furnishes to Seller a certificate signed by the President of MTS stating (x) that there shall have occurred any event, or there shall exist any circumstances, which would require the disclosure of material non-public information that MTS has a reasonable justification for keeping confidential, or (y) that there shall have occurred any event which makes any statement made in the Registration Statement, the prospectus forming a part thereof, or any document incorporated therein by reference untrue or which requires the making of any changes in such Registration Statement, prospectus or incorporated document so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Seller shall forthwith discontinue disposition of the Consideration Shares covered by such Registration Statement until the Seller shall be in receipt of written notice from MTS to the effect that use of the Registration Statement or prospectus may be resumed and shall have been furnished copies of any amended or supplemented registration statement or prospectus or incorporated documents, as the case may be.

          (c) OBLIGATIONS OF SELLER. In connection with the registration of the Consideration Shares pursuant to a Registration Statement, and as a condition to MTS's obligations under this Section 10.02, Seller shall:

                    (i) timely furnish to MTS in writing such information regarding itself and the intended method of disposition of the Consideration Shares as MTS shall reasonably request in order to effect the registration thereof;

                    (ii) to the extent required by applicable law, deliver a prospectus to the purchaser of such Consideration Shares; and

                    (iii) notify MTS when it has sold all of the Consideration Shares pursuant to either the Registration Statement or Rule 144 under the Securities Act.

          (d) REGISTRATION RIGHTS INDEMNIFICATION. In the event that any Consideration Shares are included in a Registration Statement under this
     Agreement:

                    (i) To the extent permitted by law, MTS shall indemnify and hold harmless the Seller, the officers, directors, employees, agents and representatives of the Seller, and each person, if any, who controls the Seller within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (whether joint or several) (collectively for the purpose of this Section 10.02, including legal or other expenses reasonably incurred in connection with investigating or defending same, "Losses"), insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any preliminary or final prospectus, in the light of the circumstances under which they were made), not misleading. Subject to the provisions of paragraph d(iii) below, MTS will reimburse Seller, and each such officer, director, employee, agent, representative or controlling person, for any reasonable legal or other out-of-pocket expenses as incurred by any such entity or person in connection with investigating or defending any Loss; PROVIDED, HOWEVER, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of MTS (which consent shall not be unreasonably withheld), nor shall MTS be obligated to indemnify any person for any Loss to the extent that such Loss is (i) based upon and is in conformity with written information furnished by such person expressly for use in the Registration Statement or (ii) based on a failure of such person to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by MTS, if such delivery is required by applicable law. MTS shall not enter into any settlement of a Loss that does not provide for the unconditional release of Seller from all liabilities and obligations relating to such Loss.

                    (ii) To the extent permitted by law, Seller shall indemnify and hold harmless MTS, the officers, directors, employees, agents and representatives of MTS, and each person, if any, who controls MTS within the meaning of the Securities Act or the Exchange Act, against any Losses to the extent (and only to the extent) that any such Losses are based upon and in conformity with written information furnished by Seller expressly for use in the Registration Statement. Subject to the provisions of paragraph d(iii) below, Seller will reimburse any reasonable legal or other expenses as incurred by MTS and any such officer, director, employee, agent, representative, or controlling person, in connection with investigating or defending any such Loss; PROVIDED, HOWEVER, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Seller (which consent shall not be unreasonably withheld).

                    (iii) Promptly after receipt by an indemnified party under this Section 10.02 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10.02, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel for all indemnified parties to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
     Section 10.02 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.02 or with respect to any other action unless the indemnifying party is materially prejudiced as a result of not receiving such notice.

                    (iv) In the event that the indemnity provided in paragraph d(i) or d(ii) of this Section 10.02 is unavailable or insufficient to hold harmless an indemnified party for any reason, MTS and Seller agree, severally and not jointly, to contribute to the aggregate Losses to which MTS or Seller may be subject in such proportion as is appropriate to reflect the relative fault of MTS and Seller in connection with the statements or omissions which resulted in such Losses. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by MTS or by Seller. MTS and Seller agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph d(iv), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10.02, each person who controls the Seller within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of Seller shall have the same rights to contribution as Seller, and each person who controls MTS within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of MTS shall have the same rights to contribution as MTS, subject in each case to the applicable terms and conditions of this paragraph d(iv).

                    (v)       The obligations of MTS and Seller under this
     Section 10.02 shall survive completion of any offering or sale of Consideration Shares pursuant to a Registration Statement under this Agreement, or otherwise.

          (e) EXPENSES OF REGISTRATION. All reasonable expenses, other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to Seller, incurred in connection with the registration of the Consideration Shares under this Agreement shall be borne by MTS.

          10.03 BOARD REPRESENTATION. MTS agrees to use its best efforts to elect Mr. Roger Challen as a member of its Board of Directors following the Closing, to serve in such capacity until the next general meeting of shareholders following such appointment. MTS agrees to include the election of Mr. Challen to its Board of Directors in the agenda for its next general meeting of its shareholders and to recommend to its shareholders to vote in favor of such proposal at such meeting.

          10.04 LISTING OF MTS'S ORDINARY SHARES. MTS's Ordinary Shares are listed on the NASDAQ Capital Market. Following the Closing, MTS will use its best efforts to maintain the listing of its Ordinary Shares on the NASDAQ Capital Market.

          10.05 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets, the Assumed Liabilities and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such instruments and documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof, including after the Closing Date if requested, Buyer will, at its expense and without further consideration, execute and deliver such instruments and documents to Seller as Seller may reasonably request in order to more effectively transfer to Buyer the Assumed Liabilities and to more effectively consummate the transactions contemplated hereby and the Related Agreements.

          10.06 COMMISSIONS AND FEES. Except for MTS's obligations to Oberon Securities, LLC, each party hereto represents and warrant to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller on the one hand, and Buyer and MTS, on the other hand, will pay to the other or otherwise discharge, and will jointly and severally indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

          10.07 SALES, TRANSFER AND USE TAXES. All sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, Buyer will join in the execution of any such tax returns or other documentation; provided, that Buyer shall deliver to the Seller at Closing a resale certificate and/or an exempt use certificate, as applicable, which shall cover all of the Seller's inventory (including, without limitation, raw materials, work-in-progress and finished goods) included within the Purchased Assets).

          10.08     NONDISCLOSURE; NONCOMPETITION.

          (a) Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information or other information relating to the Business that Buyer considers confidential relating to suppliers, operations, marketing, cost and pricing data, master files or customer lists utilized by Seller prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known to the public; PROVIDED, HOWEVER, that this provision shall not preclude Seller from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or
     (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Seller will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

          (b) For a period of two (2) years from the Closing Date, the Seller, any entity controlling, controlled by or under common control with Seller, and Roger Challen (the "Restricted Person") severally agrees not to, without the written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, directly or indirectly: (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with, the business currently conducted by Seller; or (ii) on behalf of anyone else engaged in any such line of business (x) persuade or attempt to persuade any employee of any member of the Buyer Group or any individual who was an employee of any member of the Buyer Group during the one year prior to the date of this Agreement, to leave the employ of any member of the Buyer Group or to become employed by any person other than the members of the Buyer Group or hire any such employee; (y) persuade or attempt to persuade any current client or former customer of Seller or any member of the Buyer Group to cease doing business with, or to reduce the amount of business it does or intends or anticipates doing with, Seller or Buyer (or any successor to Seller or Buyer's business); or (z) solicit the business of any of such customer or former customer with respect to the business conducted by Seller. Notwithstanding the foregoing, ownership of less than 5% of the total voting equity of a publicly held company which competes with the Business shall not be a violation of this Section 10.08(b). Each of Frederick Fink, Bradford Gallagher and Keith Larson are not subject to this Section 10.08(b) by virtue of their office as directors of Seller, notwithstanding any other non-competition agreements to which they may be subject.

          10.09     INDEMNIFICATION

          (a) INDEMNIFICATION BY SELLER. Seller agrees to save, defend and indemnify Buyer and MTS and their officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each person, if any, who controls or may control Buyer and MTS within the meaning of the Securities Act (each of the foregoing, a "Buyer Indemnified Party") against and hold them harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and reasonable counsel's fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of a party's obligations hereunder) (collectively for the purpose of this Section 10.09 "Losses"), imposed upon or incurred by a Buyer Indemnified Party arising out of or in connection with (i) any breach of any representation, warranty, covenant or agreement made by the Seller under this Agreement (including the Schedules and Exhibits thereto and any certificate delivered in connection with this Agreement and any Related Agreement), or (ii) any Retained Liability, or (iii) any Environmental Claim; PROVIDED, HOWEVER, that (A) Seller shall not have any obligation to indemnify a Buyer Indemnified Party from and against any Losses with respect to breaches described in (i) above until a Buyer Indemnified Party has suffered aggregate Losses by reason of all such breaches (excluding de Minimis Claims as hereinafter defined) in excess of $100,000, in which event a Buyer Indemnified Party shall be entitled to indemnification for the amount of its aggregate Losses in excess thereof, (B) in no event shall the aggregate of the Seller's indemnification payments with respect to breaches described in (i) above exceed the value of fifty percent 50% of the Purchase Price paid by Buyer hereunder other than with respect to fraud by Seller, in which case a Buyer Indemnified Party may recover all of its Losses from the Seller without limitation, and (C) indemnification claims with respect to the representations and warranties contained in Article III hereof must be made by a Buyer Indemnified Party within the survival period therefor specified in Section 11.06 hereof. The foregoing limitations shall not apply with respect to any Losses arising out of any Retained Liability. For purposes hereof, "de Minimis Claims" shall mean any indemnification claim for which the amount of Losses claimed is less than $10,000 (providing that any series of claims arising from the same or substantially similar facts or circumstances shall be treated as one claim for such determination).

          (b) BY BUYER. Buyer agrees to save, defend and indemnify Seller against and hold it harmless from any and all Losses arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement, or (ii) any Assumed Liability; PROVIDED, HOWEVER, that (A) Buyer shall not have any obligation to indemnify Seller from and against any Losses with respect to breaches described in (i) above until Seller has suffered aggregate Losses by reason of all such breaches (excluding de Minimis Claims) in excess of $100,000, in which event Seller shall be entitled to indemnification for the amount of its aggregate Losses in excess thereof, and (B) in no event shall the aggregate of Buyer's indemnification payments with respect to breaches described in (i) above exceed the value of fifty percent 50% of the Purchase Price paid by Buyer hereunder other than with respect to fraud by the Buyer, in which case Seller may recover all of its Losses from the Buyer without limitation, and
     (C) indemnification claims with respect to the representations and warranties contained in Article IV hereof must be made by Seller within the survival period therefor specified in Section 11.06 hereof. The foregoing limitations shall not apply with respect to any Losses arising out of any Assumed Liability.

          (c) For the purpose of Sections 10.09(a) and (b), the value of the Purchase Price paid by Buyer hereunder will be determined based on the average of the closing prices of the Ordinary Shares of MTS on the NASDAQ Capital Market on the last ten (10) trading days ending on the trading day immediately prior to the Closing Date.

          (d) INDEMNIFICATION PAYMENT. Any payment that that the Seller is obligated to make to the Buyer pursuant to this Section 10.09 will be paid at Seller's election in cash or by release of Escrow Shares to Buyer from the Escrow Fund within five (5) business days after the final determination of the amount of such payment pursuant to and in accordance with this
     Section 10.09. The value of the Escrow Shares being tendered for payment for an Indemnification Claim under Sections 10.09(a) and (b) shall be determined in accordance with Section 1.09(e).

          10.10     DEFENSE OF CLAIMS.

          (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which any party (the "Indemnifying Party") is liable for indemnification under the terms of this Agreement, the other party (the "Indemnified Party") shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay), and if the Indemnifying Party shall admit in writing its potential indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

                    (i) to take part in any examination of the books and records;

                    (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

                    (iii) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

                    (iv) to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party or otherwise.

          The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense and/or settlement of any such claim or action, it shall give written notice to the Indemnified Party admitting the possibility of its indemnification obligation in respect thereof and stating that it intends to assume such defense within fifteen (15) business days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than fifteen (15) business days after notice thereof is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five (5) business days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in any such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party's counsel and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 10.10; PROVIDED, HOWEVER, that prior to the Indemnifying Party entering into any settlement arrangement it must first acknowledge its obligation to indemnify the Indemnified Party.

          (b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or action on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or action.

          (c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment before the Indemnified Party is compelled to do so.

          10.11 EXCLUSIVE REMEDY. Except in the case of fraud and subject to such equitable and injunctive relief to which Buyer may be entitled under
Section 11.12 hereof, the rights and obligations provided for in Sections 10.09 and 10.11 hereof shall be the sole and exclusive remedies of Buyer and Seller with respect to the transactions contemplated by this Agreement and the representations and warranties contained herein.

          10.12 NAME. After the Closing, Seller will abstain from using the name "AnchorPoint, Inc.," except as required by law, and within ten (10) days of the Closing Date will change its name by removing the words "AnchorPoint" to a name reasonably not to be deemed similar to "AnchorPoint, Inc."

          10.13 2008 FINANCIAL STATEMENTS. Within thirty (30) days after the Closing Date, Seller will deliver to Buyer the audited financial statements of Seller as of December 31, 2008, prepared in accordance with U.S. GAAP, consistently applied and setting forth in comparative form the figures for the previous fiscal year (the "2008 Financial Statements"), all in reasonable detail and audited by independent public accountants of national standing, and accompanied by an opinion of such firm which opinion shall state that the balance sheet, statements of income and stated cash flows have been prepared in accordance with U.S. GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of Seller as of their date, and that the audit by such accountants has been made in accordance with the standards of the Public Company Accounting Oversight Board. Buyer will pay the audit fees for the audit of the 2008 Financial Statements up to a total amount of $10,000, with any audit fees in excess of $10,000 to be paid by Seller.

          10.14 EXPENSES. Except as otherwise provided herein, each party hereto shall each bear its own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer and MTS shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to their professional advisors, and Seller shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors.

                                   ARTICLE XI

                                  MISCELLANEOUS

          11.01 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.02 NO ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that each party may assign its rights, but not its obligations, hereunder, in whole or in part, to any corporation or other entity controlled by, controlling or under common control with such party, and such party or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of such party or such assignee. Any attempted or purported assignment by either party other than in accordance with this Section 11.02 shall be null and void. Nothing herein is intended to prohibit Seller from assigning the proceeds of the sale hereunder to a third party.

          11.03 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

          11.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          11.05 ARBITRATION. The parties hereto agree that any dispute or claim arising out of or relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Unless the parties otherwise agree in writing, the arbitration shall be held in New York, New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          11.06 SURVIVAL. The representations, warranties, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for fifteen (15) months and shall survive any investigation by any party hereto; PROVIDED, HOWEVER, that the representations and warranties of Seller contained in Sections 3.05, 3.09 and 3.20 shall survive until the expiration of the relevant statute of limitations. The covenants contained in Section 5.05 and
Article X shall survive the Closing indefinitely, except as otherwise provided therein.

          11.07 NOTICES. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by overnight courier, or sent by fax addressed as follows:

          (a)       TO BUYER. If to Buyer addressed to:

                    MTS IntegraTRAK Inc.
                    18-35 River Road, 2nd Floor
                    Fair Lawn, NJ 07410
                    Fax: 201-421-2280
                    Attn: Chief Executive Officer

          With copies to:

                    Mer Telemanagement Solutions Ltd.
                    22 Zarhin Street
                    Ra'anana 43662, Israel
                    Fax: +972-9-746-6596
                    Attn: Chief Financial Officer

                    Carter Ledyard & Milburn LLP
                    2 Wall Street
                    New York, New York 10005
                    Fax: 212-732-3232
                    Attn: Steven J. Glusband, Esq.

          (b)       TO MTS. If to MTS addressed to:

                    Mer Telemanagement Solutions Ltd.
                    22 Zarhin Street
                    Ra'anana 43662, Israel
                    Fax: +972-9-746-6596
                    Attn: Chief Financial Officer

          With copies to:

                    Carter Ledyard & Milburn LLP
                    2 Wall Street
                    New York, New York 10005
                    Fax: 212-732-3232
                    Attn: Steven J. Glusband, Esq.

          (c)       TO SELLER. If to Seller addressed to:

                    AnchorPoint, Inc.
                    46 Park Street
                    Framingham, MA 01702
                    Fax: 508-628-4566
                    Attn: Roger Challen, President and Chief Executive Officer

          With copies to:

                    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                    Boston, MA 02111
                    Fax: 617-542-2241
                    Attn: Daniel H. Follansbee, Esq.

          Any such notice shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed, at the time of the receipt thereof by such officer, (b) if sent by recognized overnight carrier or by registered or certified first-class mail, postage pre-paid, upon the date of first attempted delivery, as shown on the return receipt therefore or the returned item itself; and (c) if sent by facsimile, at the time of dispatch thereof which machine generated confirmation of transmission, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following business day.

          Any party may designate a change of address at any time by giving written notice thereof to the other parties in accordance with the provisions of this Section.

          11.08 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

          11.09 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

          11.10 INTERPRETATION. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary," when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

          11.11 ENTIRE AGREEMENT. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements, representations and understandings among the parties with respect thereto or with respect to the transactions contemplated hereby.

          11.12 DAMAGES AND EQUITABLE RELIEF. In the event of a breach or threatened breach by the Seller or the Restricted Person of its covenants under
Section 10.08 hereof, such Restricted Person acknowledges that Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the Restricted Person from the violation of the provisions of said Section 10.08 in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach or threatened breach.

          11.13 SEVERABILITY OF COVENANTS. Seller acknowledges that the covenants contained in Section 10.08 of this Agreement are reasonable and necessary for the protection of Buyer and its investment in the Purchased Assets and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each state or jurisdiction to which they are applicable. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

                                  ARTICLE XII

                           TERMINATION AND ABANDONMENT

          12.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)       by the written agreement of all of the parties hereto;

          (b) by Buyer or MTS if there has been a material violation or breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement entitling Buyer not to Close under Article VI;

          (c) by Seller if there has been a material violation or breach by Buyer or MTS of any covenant, agreement, representation or warranty contained in this Agreement entitling Seller not to Close under Article VI; or

          (d) by any party hereto if the Closing of the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 2008.

          12.02 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to Section 12.01(b), (c) or (d) of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is properly terminated, none of the parties hereto nor any of their respective directors, officers or affiliates, as the case may be, shall have any liability or further obligation to any of the other parties or any of their respective directors, officers or affiliates, as the case may be, pursuant to this Agreement; PROVIDED, HOWEVER, that if any such termination shall result from the breach of a warranty or the failure of a party to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant or agreement contained in this Agreement or from any other willful breach by any party to this Agreement, such party shall be solely liable for any and all damages, costs and expenses (including, but not limited to, counsel's fees) sustained or incurred by the other parties as a result of such failure or breach. The provisions of Sections 5.05, 11.04, 11.05, 11.07, 11.13 and 12.02 shall survive any termination hereof.

                           [SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                              BUYER

                              MTS INTEGRATRAK INC.

                              By: _________________________________
                                  Name:
                                  Title:

                              MTS

                              MER TELEMANAGEMENT SOLUTIONS LTD.

                              By: _________________________________
                                  Name:
                                  Title:

                              SELLER

                              ANCHORPOINT, INC.

                              By: _________________________________
                                  Name:
                                  Title:

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

          IN WITNESS WHEREOF, the following "Restricted Person" has caused this Agreement to be executed solely for the purposes of Sections 10.08(b) and 11.12.

                                   ________________________________
                                   ROGER CHALLEN

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT